Exhibit 99.1


                    SOUTH ALABAMA BANCORPORATION, INC.
    Proxy for Special Meeting of Stockholders, __________________, 1996


                    Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned Stockholder of South Alabama Bancorporation, Inc., do hereby nominate, constitute and appoint
H. Harrell Galloway and Kay I. McKee, and each of them, with full power to act alone, my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all Common Stock of South Alabama Bancorporation, Inc. standing in my name on its books on ___________________, 1996, at the Special Meeting of its Stockholders to be held at 100 St. Joseph Street, Mobile, Alabama, on _________________, 1996 at 10:00 a.m., Central Time, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:




1. Plan of Merger. Adoption of the Agreement and Plan of Merger as described in the Proxy Statement dated ______________, 1996, whereby: (i) First Monco Bancshares, Inc. will be merged into South Alabama Bancorporation, Inc.; and (ii) shareholders of First Monco Bancshares, Inc. will receive the number of shares of South Alabama Bancorporation, Inc. Common Stock having a market value, calculated as provided in said Agreement and Plan of Merger, of $1,415.76, subject to adjustment for fluctuation of South Alabama Bancorporation, Inc. s stock price, for each share of their First Monco Bancshares, Inc. stock.



                                                               FOR ________

                                                           AGAINST ________


 2. Other Business. The proxies are authorized to vote in their discretion upon such other business as may be brought before the meeting or any adjournment thereof. The Board of Directors currently knows of no other business to be presented.

     If properly executed and returned, the shares represented by the proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Board of Directors' Proxy Statement dated __________________, 1996, "For" the approval of the merger. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors.

     This proxy may be revoked at any time prior to its exercise by written notice or a subsequently dated proxy delivered to the Secretary of South Alabama Bancorporation, Inc.

Please date, sign and mail this proxy in the envelope provided. Postage not necessary if mailed in the United States.


     Proxy                         Number of
     Number                           Shares


____________________               _____________________


                              DATED:______________________________, 1996




SIGNED:______________________________________________


                           _________________________________________________
                           (Please sign exactly as the name appears hereon.
                            If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate.)